FS-9 Page 1 of 2
PHI Operating Services Company Balance Sheet (Dollars in Thousands) (Unaudited)
As of June 30, 2003
Current Assets
Cash and cash equivalents	*
Accounts receivable from associated companies	*
Notes receivable from associated companies	*
Other prepayments	*
*

Current Liabilities
Accounts payable	*
Interest and taxes accrued	*
Other	*
*

Capitalization
Common stock	*
Retained earnings	*
Total capitalization	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.

FS-9 Page 2 of 2
PHI Operating Services Company Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Six Months Ended June 30, 2003
OPERATING REVENUES	*

OPERATING EXPENSES	*

OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.